Exhibit 5.1

VivoPower International PLC
The Scalpel

18th Floor

52 Lime Street

London

EC3M 7AF

Date: 9 October 2020

Dear Sirs,

VivoPower International PLC Registration Statement on Form F-1/A

We have acted as counsel to VivoPower International PLC (company number 09978410) (“Company”), a public limited company incorporated in England and Wales, in connection with the matters set forth below.

For the purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we, in our professional judgment, have deemed necessary or appropriate as a basis for the opinions and statements below. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies.

1.	Scope of opinion

1.1	The opinions given in this Opinion Letter (the “Opinions”) are given only with respect to English law as published and applied by the courts of England and Wales at the date of this Opinion Letter.

1.2

We express no opinion on the laws of any other jurisdiction including, for the avoidance of doubt, European Union law, as it affects any jurisdiction other than England and Wales. No opinion is expressed as to any provision of the Transfer Agency Agreement or other Documents (as defined below) that refers to specific laws or regulations of any jurisdiction other than England and Wales. To the extent that the laws of the United States of America may be relevant, we have made no independent investigation of them and our opinion is subject to the effect of such laws. We express no view on the validity of such matters.

1.3

The Opinions are given only with respect to the matters expressly set out in paragraph 4.1 and shall not be construed as opinions as to any other matter. The Opinions do not cover the matters set out in paragraph 6.1.

1.4	The Opinions are given on the basis of the assumptions set out in paragraph 5. We have not taken any steps to investigate whether they are correct except as may be specified in paragraph 5.

1.5	The Opinions are subject to the qualifications listed in paragraph 6 and to any matters not disclosed to us.

1.6

By providing you with this Opinion Letter, we do not assume any obligation to notify you of future changes in law which may affect the Opinions or to otherwise update this Opinion Letter in any respect.

2	Background

2.1

We have acted as English legal advisers to VivoPower International PLC, a public limited company incorporated in England and Wales, in connection with the registration statement on Form F-1 to which is attached to this Opinion Letter as an exhibit (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

2.2

The Registration Statement relates to the issuance and sale by the Company from time to time of ordinary shares each having a nominal value of $0.012 (the “Offering Shares”) pursuant to the Registration Statement with the aggregate subscription amount not to exceed US $34,500,000. The Offering Shares are to be offered or sold in the form of American Depositary Shares (the “ADSs”). Each ADS represents one (1) Offering Share.

2.3	We understand that none of the Offering Shares are, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

2.4

We note that the Registration Statement includes a prospectus (the “Prospectus”) relating to the Offering Shares to be offered, issued and sold by the Company with the aggregate subscription amount not to exceed US $34,500,000.

3	Examination of documents and searches

3.1	For the purpose of giving this Opinion Letter, we have examined the following documents (the “Documents”, each a “Document”):

3.1.1	the executed copy Registration Statement;

3.1.2

copy of the Company’s certificate of incorporation dated 1 February 2016 and copy current articles of association adopted pursuant to a special resolution of the Company’s shareholders passed on 20 August 2018;

3.1.3

a minute of the general meeting of the Company held on 6 October 2020 at which certain shareholder resolutions were passed, including the resolutions providing a general authority to allot shares in the Company and disapplying statutory pre-emption rights in respect of such allotment of shares or the grant of rights to subscribe for or convert into shares up to an aggregate nominal value of $180,000;

3.1.4

written resolutions of the board of directors of the Company passed on 3 September 2020 which resolved, inter alia, to approve the filing of the Registration Statement with the Securities and Exchange Commission, and a minute of the meeting of the board of directors held on 8 October 2020 at which certain board resolutions were passed, including the authority to allot and disapplying statutory pre-emption rights in respect of the allotment of shares or the grant of rights to subscribe for or convert into shares up to an aggregate nominal value of $180,000;

3.1.5	at 11:43 on 9 October 2020 an online search of the public records on file and available for inspection at Companies House in respect of the Company; and

3.1.6	at 12:10 on 9 October 2020 an online search of the Central Registry of Winding-up Petitions at the Companies Court in London in respect of the Company.

3.2

Except as stated above, we have not examined any other documents or corporate or other records and we have not made any other searches, enquiries or investigations for the purpose of giving the Opinions.

4	Opinion

4.1	Based on and subject to the qualifications, assumptions and limitations set forth herein and subject to any matters not disclosed to us, we are of the opinion that:

4.1.1

the Company is a public limited company duly incorporated under English law, noting that our searches undertaken on 9 October 2020 revealed no order or resolution for the winding-up of the Company and no notice of the appointment of a receiver, administrative receiver or administrator in respect of it or any of its assets; and

4.1.2

the Offering Shares will, when the names of the holders of such Offering Shares or their nominees are entered into the register of members of the Company and subject to the receipt by the Company of the aggregate issue price in respect of all the Offering Shares, be validly issued, fully paid and no further amount may be called thereon.

This opinion is given only for the benefit of VivoPower International PLC and it may not be relied upon by any other person or for any other purpose.

No person who is permitted to rely on this opinion may assign it to, or hold the benefit of it on trust for, any other person.

This Opinion may not be disclosed to any person, or quoted in any public document, or otherwise made public in any way, without our prior written consent, except as follows, on a non-reliance basis:

(a)

where disclosure is required or requested by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; or

(b)	where disclosure is required in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes,

but only on the condition that: (i) such disclosure is made only to enable any such person to be informed that an opinion has been given and to be made aware of its terms; (ii) we do not assume any duty or liability to any person to whom such disclosure is made; (iii) the recipient is informed of the confidential nature of this opinion; and (iv) the recipient may not disclose this opinion to any other person.

Our liability under this Opinion Letter is limited to $34,500,000 for any one claim or series of claims arising out of this Opinion Letter.

This opinion is given only by Shoosmiths LLP, an English limited liability partnership, and no partner, member or employee shall have any personal responsibility or owe any duty of care in relation to it.

5	Assumptions

5.1	Documents

We have assumed:

5.1.1	the genuineness of all signatures and seals on the Documents (or on the relevant originals where we have examined copies) and the authenticity and completeness of those Documents;

5.1.2	the conformity to the original Documents of any Documents submitted to us as certified or uncertified copies or scans of the original Documents; and

5.1.3	that there have been no variations to any of the Documents provided to us or to the originals thereof and none of the Documents have been superseded or rescinded.

5.2	Other parties and laws

In relation to the other parties to the Documents and all laws other than those of England and Wales we have assumed:

5.2.1	the capacity, power and authority to execute and the due execution of the Documents by each party to it other than the Company (as a matter of English law);

5.2.2	that the obligations expressed to be assumed by each party to the Documents other than the Company under the Documents are valid and legally binding upon them (as a matter of English law);

5.2.3	that all obligations under the Documents are valid, legally binding upon, and enforceable against, the parties thereto as a matter of all relevant laws other than the laws of England and Wales;

5.2.4	no foreign law would affect any of the conclusions stated in this Opinion;

5.2.5

due compliance by all relevant parties other than the Company with all matters (including, without limitation, the making of necessary filings, lodgements, registrations and notifications and the payment of stamp duties and other documentary taxes and charges) that govern or relate to the Documents or such parties;

5.2.6

where any consents, directions, authorisations, approvals or instructions have to be obtained under any law, regulation or practice for the performance of the Documents (other than any corporate authorisations, approvals and company law requirements the subject of this letter), they have been obtained or that they will be forthcoming within any relevant period in order to be fully effective for such purpose; and

5.2.7	other than European Union Law as it affects the laws of England and Wales, there are no laws of any jurisdiction outside England and Wales which would, or might, affect the Opinions.

5.3	Corporate actions and status

In relation to the Company, we have assumed:

5.3.1

that each resolution of the directors and shareholders of the Company certified as being true and accurate and provided to us in connection with the giving of the Opinion was duly passed by the required majority at a properly convened and quorate meeting of directors (or a duly authorised committee thereof) and of shareholders of the Company or otherwise in accordance with the constitutional documents of the Company and/or the Companies Act 2006;

5.3.2	that each person identified as a director or a secretary in any resolution of the directors of the Company was validly appointed as such and was in office at the date of the Documents;

5.3.3

that any provisions contained in the Companies Act 2006 and/or the articles of association of the Company relating to the declaration of directors’, interests or the power of interested directors to vote were duly observed;

5.3.4

that any restrictions in the articles of association of the Company on that Company’s and/or on its directors’ authority to guarantee will not be contravened by the entry into and performance by it of the Documents to which it is a party;

5.3.5

that the execution and delivery of the Documents by the Company and the exercise of its rights and performance of its obligations under the Documents will promote the success of the Company for the benefit of its members as a whole and that any guarantee contained in the Documents was given in good faith by the Company and for the purposes of carrying on its business and the directors of the Company have satisfied themselves, after due deliberation, as to the benefit that the Company will derive from the giving of any guarantee contained in the Documents;

5.3.6

that no step has been taken to wind up the Company nor to appoint a receiver, administrator or like officer in respect of the Company or any of its assets and that no voluntary arrangement has been proposed in respect of the Company; and

5.3.7

there are no agreements, letters or other arrangements having contractual effect which modify the terms of, or affect, the Documents or which render the Company incapable of or prohibit it from performing any of its obligations under the Documents and no provision of the Documents have been waived and there are no contractual or similar restrictions contained in any agreement or arrangement (other than the Documents) which are binding on the Company which would prohibit it from performing any of its obligations under the Documents.

5.4	Reliance on Documents

5.4.1

All Documents submitted to us as copies or certified copies are true copies of the originals and such originals and all Documents submitted to us as originals are genuine and complete and all signatures (including electronic signatures), stamps and seals on the documents are genuine.

5.4.2	Each Document accurately records the agreement of the parties to it and has not been amended, varied, waived, superseded, rescinded, breached, revoked or terminated.

5.4.3	The Documents are in the form produced to the directors of the Company.

5.4.4	There have been no amendments to the articles of association of the Company since the date referred to in paragraph 3.1.2.

5.5	Execution

5.5.1	The Documents have been signed by or on behalf of each party to it by person(s) authorised by the relevant party to (in the presence of a witness where applicable).

5.5.2

The making of the signatures on the signature pages to the Documents was made or done in a manner recognised by law as valid and the Documents have remained intact since those signatures were made or affixed (as the case may be).

5.5.3	The Documents have been dated with the date on which it was signed and duly delivered by the parties to it (where applicable).

5.6	Searches

5.6.1

The information disclosed in response to the searches referred to in paragraph 3.1 of this Opinion Letter was accurate, complete and up to date at the time of those searches and those responses did not fail to disclose any matters which they should have disclosed and which were relevant for the purposes of this Opinion Letter. Since the date of those searches and enquiries there has been no alteration in the status of the Company as revealed in those searches.

5.6.2

No event has occurred in relation to the Company, such as the passing of a resolution for or the presentation of a petition or the taking of any other action for the winding-up of, or the appointment of a liquidator, administrator, administrative receiver or receiver of the Company, in respect of which a filing at the Companies Registry or at the Central Index of the Companies Court was required to be made and has not been made or has been made but has not at the date of the searches appeared on the relevant search result relating to the Company.

5.7	Other matters

5.7.1	None of the parties to the Documents are or will be seeking to achieve any purpose not apparent from the Documents which might render the Documents illegal or void.

5.7.2

Where any liability or obligation or right or benefit of a party to the Documents are dependent upon the satisfaction of conditions precedent, those conditions have been or will be duly and properly satisfied.

5.7.3	There is no other matter or document which would, or might, affect the opinions and which was not revealed by the Documents.

6	Qualifications

6.1	Matters not covered

6.1.1	We express no opinion as to matters of fact, opinion or intention.

6.1.2	No opinion is expressed as to any provision of the Documents to the extent it purports to declare or impose a trust, turnover or similar arrangement in relation to any payments or assets received.

6.1.3

Except to the extent expressly set out in the Opinion, we express no opinion as to any taxation, financial or accountancy matters or any liability to tax which may arise or be suffered as a result of, or in connection with, the Documents or any transaction relating to them.

6.2	Insolvency

6.2.1

The validity, performance and enforcement of the Documents may be limited by bankruptcy, insolvency, liquidation, reorganisation or prescription or similar laws of general application relating to or affecting the rights of creditors.

6.2.2	Any provision in the Documents which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.

6.2.3	A power of attorney may, in limited circumstances, be revoked by the winding-up or dissolution of the donor company.

6.2.4

The searches and enquiries referred to in paragraph 3 of this Opinion Letter are not conclusively capable of revealing whether insolvency or similar procedures, or steps towards them, have been started against the Company.

6.3	Enforceability

6.3.1

Remedies such as specific performance or the issue of an injunction are available only at the discretion of the courts of England and Wales according to general principles of equity. Specific performance is not usually granted and an injunction is not usually issued where damages would be an adequate alternative.

6.3.2

The enforcement of any guarantee contained in the Documents may be subject to equitable defences relieving the guarantor from its obligations. The guarantor may be relieved from liability under any guarantee contained in the Documents by (a) the action or the lack of action by or by the conduct of the creditor or debtor in respect of any guaranteed obligations or any guarantee, security or other assurance against financial loss given in respect of such obligations or (b) any bad faith or misrepresentation on the part of such creditor.

6.3.3	Enforcement of claims arising pursuant to the Documents may become barred under the Limitation Act 1980 or may be subject to a defence of set-off or counterclaim.

6.3.4	Enforcement may be limited by the provisions of the laws of England and Wales applicable to agreements held to have been frustrated by events happening after execution of a document.

6.3.5

A party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the courts of England and Wales will generally not enforce an obligation if there has been fraud.

6.3.6

In this letter “enforceable” means, in relation to an obligation, that it is of a type which the courts of England and Wales enforce. It does not mean that such obligation will be enforced in all circumstances in accordance with the terms of the relevant Document.

6.4	Discretion of courts

6.4.1	The courts of England and Wales may stay proceedings if concurrent proceedings are being brought elsewhere.

6.4.2	There could be circumstances in which the courts of England and Wales would not treat as conclusive those certificates and determinations which any of the Documents state are to be so treated.

6.4.3

The question whether or not any provisions of the Documents which may be invalid on account of illegality may be severed from the other provisions thereof in order to save those other provisions would be determined by the courts of England and Wales in their discretion.

6.5	Choice of law

6.5.1	An express choice of the laws of England and Wales will be subject to:

(a)	mandatory provisions of European Community law where all other elements of the situation are located in one or more European Union member states; and

(b)

the discretion of the courts of England and Wales to give effect to the mandatory provisions of law of the country where the obligations arising out of the contract are to be performed insofar as those provisions render performance of the contract unlawful.

6.5.2

An English court may refuse to accept jurisdiction if proceedings have been commenced in member state of the European Union, a related action is already pending in another member state of the European Union or the courts of another member state of the European Union has exclusive jurisdiction.

7	General

7.1

We have not investigated the laws of any country other than England and Wales and the Opinion is given only with respect to the laws of England and Wales as at the date of this letter. In issuing the Opinion we do not assume any obligation to notify or inform you of any developments subsequent to the date of this letter that might render its contents untrue or inaccurate in whole or in part at such later time.

7.2

Where any party to any Document is vested with a discretion or may determine a matter in its opinion, the laws of England and Wales may require that such discretion is exercised reasonably and for a proper purpose and/or that such opinion is formed in good faith based on reasonable grounds.

7.3

Whether any guarantee contained in any Document constitutes a primary obligation of the Company will depend upon its construction. In the absence of a clear statement that the obligations of the Company are of indemnity as well as guarantee the courts of England and Wales may not give effect to provisions seeking to impose primary liability on or to restrict the defences available to the Company in accordance with the terms of the Documents.

7.4	Any provisions excluding liability may be limited by law.

7.5

This Opinion Letter is given on the condition that it will be construed in accordance with English law and that each addressee submits to the jurisdiction of the courts of England and Wales and waives any objection to the exercise of such jurisdiction in relation to any dispute arising out of or in connection with this Opinion Letter.

Yours faithfully,

/s/ Shoosmiths LLP

SHOOSMITHS LLP

Dated: 9 October 2020